Exhibit 10.25

Orin Hirschman
1231 East 10th Street
Brooklyn, NY 11230
Fax: 212-751-2892

July 29, 2003

8x8, Inc.
2445 Mission College Boulevard
Santa Clara, California 95054
Attention: Bryan Martin
Fax Number: (408) 980-0432

Greetings:

1. This letter sets forth the terms of our agreement (the "Agreement") concerning the compensation of Orin Hirschman ("Hirschman") for services from time to time to 8x8, Inc. or any of its direct or indirect affiliates ("8x8") in connection with the introduction of 8x8 to any potential acquisitions (of assets or of or by companies), strategic partners, merger partners or investors, or any direct or indirect affiliate thereof (the "Targets"). 8x8 hereby agrees that in the event a Transaction is consummated with or through a Target introduced by Hirschman, 8x8 shall pay to Hirschman compensation (the "Compensation") consisting of cash equal to [4]% of the Value. A "Transaction" shall mean any of various transactions in which a Target may be involved, including, but not limited to, financings, acquisitions, mergers, joint ventures, licenses and other business combinations or transactions. "Value" shall mean the aggregate purchase price paid to or by a Target or person introduced by the Target in any Transaction including (i) the amount of any cash or cash equivalents, (ii) the fair market value of any stock or the stated principal amount of any securities issued by 8x8, the Target or person introduced by Target in connection with the Transaction, (iii) the stated principal amount of any debt issued or assumed by 8x8, the Target or person introduced by Target in connection with the Transaction, (iv) the fair market value of any non-competition, employment, royalty or similar arrangements entered into in connection with the Transaction to the extent the compensation provided therein exceeds standard compensation for services actually provided, and (v) the fair market value of any other property exchanged by 8x8 and the Target or person introduced by Target in connection with the Transaction. The fair market value shall be determined in good faith by the Board of Directors of 8x8.

2. The Compensation shall be paid at the time 8x8 closes any Transaction, except that the portion of Compensation due in respect of installments or contingent payments of Value shall be paid to Hirschman upon accrual of such installment or contingent payment.

3. This Agreement shall be effective on the date hereof and shall expire on the third anniversary of the date hereof. Notwithstanding anything herein to the contrary, if 8x8 shall, within 180 days immediately following the termination of the three-year period provided above, pay any fees to, or consummate any Transaction(s) with or through, any Target, 8x8 shall also pay Hirschman Compensation as determined above.

4. Hirschman shall be permitted full and complete access during normal business hours and with reasonable prior notice to 8x8 to all books and records of 8x8 necessary to permit Hirschman to audit or verify the accuracy of any Compensation. Hirschman shall be responsible for any and all costs of such verification or audit and for review of any determination of fair market value, unless such verification, audit or review reveals that 8x8 has underpaid Hirschman by one percent or more for any applicable quarter or determination, in which case 8x8 shall reimburse Hirschman for all reasonable costs incurred in connection with such verification, audit or review (including fees and costs of independent accountants). 8x8 shall pay to Hirschman all disputed amounts that are determined to be payable to Hirschman after such verification, audit or review within five (5) days after the completion of such verification, audit or review. In addition, 8x8 shall bear any costs of collection (including reasonable legal fees) of such fees.

5. Neither any advice rendered by Hirschman nor any communication from Hirschman in connection with the services performed by Hirschman, pursuant to this Agreement will be quoted, in whole or in part, nor will any such advice or communication or the name of Hirschman be referred to, in any report, document release or other communication, whether written or oral, prepared, issued or transmitted by 8x8 or any officer, director, stockholder, employee, agent or representative of 8x8 without the prior written authorization of Hirschman.

6. (a) 8x8 agrees to indemnify and hold harmless Hirschman, his employees, legal counsel, agents and affiliates, (all of such persons being hereinafter collectively referred to as the "Indemnified Parties") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements reasonably incurred in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which an Indemnified Party is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (i) Hirschman's acting for 8x8, including, without limitation, any act or omission by an Indemnified Party in connection with acceptance of or the performance or nonperformance of obligations under this Agreement, as it may be amended from time to time; (ii) any untrue statement or alleged untrue statement of material fact contained in, or omissions or alleged omissions from, any information furnished to an Indemnified Party, an investor, lender, provider of funding or any party to the transaction; or (iii) any Transaction, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct or gross negligence of the particular Indemnified Party. 8x8 also agrees that an Indemnified Party shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to 8x8l or to any person claiming through 8x8l for or in connection with the engagement of Hirschman, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Hirschman's willful misconduct or gross negligence.

(b) The indemnity provisions of this Section 6 shall be in addition to any liability 8x8 may otherwise have to any of the Indemnified Parties.

(c) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify 8x8 with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify 8x8 shall not relieve 8x8 from its obligations hereunder. Each Indemnified Party shall have the right to retain counsel of its own choice to represent it, and 8x8 shall pay the fees, expenses and disbursements of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with 8x8 and any counsel designated by 8x8. 8x8 shall be liable for any settlement of any claim against an Indemnified Party made with 8x8's written consent, which consent shall not be unreasonably withheld. 8x8 shall not, without the prior written consent of an Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the respective Indemnified Party of an unconditional release from all liability in respect of such claim.

(d) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then 8x8, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by 8x8, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, and also the relative fault of 8x8, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relative equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the respective Indemnified Party or Indemnified Parties, as applicable, shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the respective Indemnified Party or Indemnified Parties, as applicable, in connection with the foregoing.

(e) Neither termination nor completion of the engagement of Hirschman pursuant to the Agreement shall affect the provisions of this Section 6 which then shall remain operative and in full force and effect.

7. Upon completion of a Transaction, 8x8 shall bear Hirschman's reasonable expenses incurred in connection with performance of his services hereunder, including without limitation the reasonable fees and expenses of its outside counsel and travel expenses; provided that Hirschman will obtain 8x8's prior approval before incurring travel expenses or retaining experts (other than counsel).

8. Neither 8x8 nor Hirschman shall make any public statement about this Agreement or any transactions or services described herein mentioning the other party without the prior written consent of the other party, unless that party determines in good faith, on the advice of legal counsel, that public disclosure is required by law, in which case that party shall consult with the other party prior to making a statement.

9. 8x8 represents and warrants to Hirschman that Hirschman's engagement hereunder has been duly authorized and approved by 8x8, and that this Agreement has been duly executed and delivered by 8x8 and constitutes a legal, valid and binding obligation of 8x8.

9. The parties hereto acknowledge and agree that Hirschman is not acting as an agent or a fiduciary of 8x8 or its stockholders in connection with any services that may be performed hereunder.

10. Any advice rendered by Hirschman hereunder is solely for the benefit of 8x8's board of directors only and may not be relied upon by any other person.

11. This Agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state, without giving effect to the conflict of laws rules thereunder. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified above (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

12. This Agreement shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.

13. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please signify your agreement to the foregoing at the place indicated below.

Cordially,

________________________________

Orin Hirschman

Agreed to and accepted:

8X8, INC.

By:______________________